NEWS RELEASE

For More Information Contact:

Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Announces Chairman’s Resignation

BIRMINGHAM, AL.—(BUSINESS WIRE)—September 22, 2008 –ProAssurance Corporation (NYSE: PRA) announced today that A. Derrill Crowe, M.D. has resigned as non-executive Chairman of the Board and from his position as a director, for personal reasons. A successor chairman has not been elected.

In resigning, Dr. Crowe advised the Company that, in light of a recent family tragedy, he has decided to devote more time and attention to his family and other personal and financial affairs. Dr. Crowe also cited the fact that he is within a few weeks of his 72nd birthday, which is the age when ProAssurance directors (other than the Chairman) are no longer eligible for reelection to the board.

ProAssurance’s Chief Executive Officer, Stan Starnes, said the company accepted Dr. Crowe’s resignation reluctantly, but he acknowledged the high esteem in which Dr. Crowe will always be regarded by the Company. He said, “The insureds, shareholders and employees of ProAssurance owe a debt of gratitude to Derrill Crowe that can never be repaid. His energy and vision shaped the company and established a foundation for all of the exciting opportunities that lay ahead for us.”

Dr. Crowe will continue to serve as a consultant to the company under the terms of his employment agreement.

About ProAssurance

ProAssurance Corporation is the nation's fifth largest writer of medical professional liability insurance through our principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., Physicians Insurance Company of Wisconsin, Inc., and Red Mountain Casualty Insurance Company, Inc. We also write professional liability coverage through Woodbrook Casualty Insurance, Inc. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past two years

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